Exhibit 10.1

Agreement

Executed in Petach Tikvah, this 31st day of December, 2007

BETWEEN:   Isramco Inc., a company incorporated according to the laws of Delaware whose address for the purpose of this Agreement is:
Isramco Inc., Israeli branch, 8 Granite St., P.O.B. 10188,
Petach Tikvah 49002
(hereinafter: "Isramco”)

of the one part

AND:
I.O.C - Israel Oil Company Ltd., a company incorporated according to the laws of the State of Israel whose address for the purpose of this Agreement is: 8 Granite St., P.O.B. 10188, Petach Tikvah 49002

(hereinafter: "IOC”)
of the other part

WHEREAS:

(1)
IOC and Isramco are subsidiaries of Naphtha Israel Oil Company Ltd., (hereinafter: “Naphtha”) that holds some 99.99% of the paid-up share capital of IOC and some 48.4% of the paid-up capital of Isramco;

(2)	Isramco is an American company whose shares are traded on the Nasdaq and whose principal activity is exploration, development and production of oil and gas in the United States;

(3)	Isramco is also active in oil and gas exploration in Israel, that is carried out through Isramco’s Israeli branch (hereinafter: “the Branch”) and also holds rights and assets in Israel;

(4)	IOC similarly has activity in the field of oil and gas exploration in Israel and real estate and acts as the executive arm of Naphtha’s activity in Israel;

(5)
Due to a significant increase in 2007 in Isramco’s activity in the field of oil and gas in the United States with the completion of the acquisition of some 650 oil and gas wells in the United States (hereinafter: “the Five States Transaction”), the volume of its activity in Israel is currently minor compared with that of its activity in the United States;

(6)
In order to finance the Five States Transaction Isramco took various loans including inter alia, a loan in the sum of $12 million from IOC that was intended to be secured by a charge over Jay Petroleum’s assets, a subsidiary of Isramco in the United States (hereinafter: “the IOC Loan”) and also a loan in the sum of $30 million from Naphtha (hereinafter: “the Naphtha Loan”);

(7)
Following the significant growth mentioned that occurred in Isramco’s activity in the United States and the minor volume of its current activity in Israel, Isramco wishes to concentrate its activity in the United States, including the purchase of further oil and gas assets in respect of which it will require further financing and to charge Jay Petroleum’s assets in order to liquidate its activity in Israel and sell and transfer to IOC the Branch activity, including its rights, obligations and assets, including real estate, as set out below in this Agreement (hereinafter: “the Activity, Assets, Obligations and Rights Transferred”), in a manner whereby the proceeds of the sale thereof will be applied to fully repay the IOC Loan and the interest accrued thereon, and to partially pay the interest that has accrued in respect of the Naphtha Loan, as more particularly set out in this Agreement;

(8)
IOC wishes to acquire and take by transfer from Isramco the Activity, Assets, Obligations and Rights Transferred in a manner whereby the entire activity of the Naphtha Group in Israel will be concentrated through it, as more particularly set out below in this Agreement.

It is therefore declared, stipulated and agreed between the parties as follows:

1.	General

	1.1	The preamble to this Agreement and the Appendices thereto constitute an integral part thereof.

	1.2	The headings to the clauses contained in this Agreement are designed for ease of reference and be of no significance in the interpretation thereof.

2.	The Activity, Assets, Obligations and Rights Transferred from Isramco to IOC and the consideration payable in respect thereof

Isramco hereby sells, transfers and assigns to IOC the Activity, Assets, Obligations and Rights Transferred on the conditions and for the consideration hereinafter set forth:

Participation units in the limited oil partnerships - Isramco Negev 2 (some 8.12%), IOC Dead Sea (some 24.97%) and Naphtha Exploration (some 0.12%) (hereinafter: the “Participation Certificates”). The Participation Certificates will be transferred to IOC on December 31, 2007 by an off-the-exchange sale for an aggregate consideration of NIS 47,846,832 that sum having been fixed according to the stock exchange value thereof on December 30, 2007 at a 10% discount with respect to the IOC Dead Sea Participation Units, a 7% discount with respect to the Isramco Negev 2 Participation Units and with no discount with respect to the Naphtha Exploration Participation Units. These discounts were fixed based on an independent appraiser’s evaluation, a copy of which is attached as Appendix 2.1 (hereinafter: “the Appraiser’s Evaluation”).

All the operating activity of the Israeli Branch, including receiving the sums payable to the Branch by the operator of the Med Yavneh holding, the amounts payable to the Branch in respect of the provision of the management services to the General Partner of the Isramco Negev 2 partnership, the amounts due to the Branch as operator of the Samson licence and the preliminary Hof permit and provision of all the services in respect thereof (hereinafter: “the Operation”). The Operation will be transferred to IOC in consideration of the sum of NIS 1,580,000, as fixed according to the Appraiser’s Evaluation (Appendix 2.1).

Participation rights at the rate of 1% of the Marine 332/Samson Licence (“Samson Licence”) that will be transferred to IOC against IOC’s undertaking to bear its proportionate share of the geological and geophysical costs that were expended in the area of the Samson Licence in the sum of NIS 4,358 ($1,130 out of the sum of $113,000) and the expenses that will apply in the future in the field of the Samson Licence or any other oil asset that will replace the same. This consideration is the same as that at which Isramco transferred rights in the Samson Licence to third parties (including to the oil partnerships, Isramco Negev 2, IOC Dead Sea and Naphtha Exploration).

Participation rights at the rate of 1% in the preliminary marine permit 189/Hof (“Hof Permit”) that will be transferred to IOC against IOC’s undertaking to bear 1.25% of the geological and geophysical costs that were made in the area of the Hof Permit, in the sum of NIS 6,750 ($1,750 out of the sum of $140,000) and also 1.25% of the exploration and development expenses that will apply in the future in the field of the Hof Permit or any other oil asset that will replace the same, up to an aggregate amount of $4 million, following which the Partners in the Hof Permit will bear the exploration and development costs in accordance with the percentage of their rights in the permit (the foregoing reflecting bearing Isramco Inc’s share in the Hof Permit by the remaining partners to the permit, including amongst them IOC). The consideration is the same as that at which Isramco transferred rights in the Hof Permit to third parties (including to the oil partnerships: Isramco Negev 2, IOC Dead Sea and Naphtha Exploration).

All the holdings (100%) of Isramco in Oil and Gas, that will be sold to IOC according to the market value of the Oil and Gas assets in the sum of NIS 290,242. The parties will sign on the execution of this Agreement a share transfer instrument in Oil and Gas from Isramco to IOC, in the form attached hereto as Appendix 2.5.

Furniture, equipment and vehicles of the Branch described in Appendix 2.6 hereto (hereinafter: “the Fixed Assets”) that are being purchased at the price of amortized cost, in the sum of NIS 360,940.

The remaining liabilities in respect of auditing, legal and general services as of December 31, 2007, described in Appendix 2.7 hereof (hereinafter: “Outstanding Liabilities”) that will be transferred to IOC according to the value thereof as of the date of the execution of this Agreement in the sum of NIS 721,067.

The capital note in the sum of NIS 722,300 that bears no interest and/or linkage and is payable on call, that was issued by Oil and Gas to Isramco in respect of a loan advanced by Isramco to Oil and Gas (hereinafter: “the Capital Note”) that will be transferred to IOC against the face value thereof. Isramco assigns and transfers to IOC on the execution of this Agreement all of its rights in the Capital Note.

Tradable securities that are held by the Branch as listed in Appendix 2.9 attached hereto (hereinafter: “Tradable Securities”) that are transferred to IOC according to market value as of the execution date of this Agreement, in the aggregate sum of NIS 3,110,500.

Two loans taken by the Branch from Bank Leumi le-Israel B.M. in the aggregate amount of NIS 3,403,072 repayable on January 2, 2008 and January 23, 2008 (hereinafter: “the Loans”) that will be repaid by IOC.

Undertakings in the sum of NIS 434,873 in connection with the Branch employees enumerated in Appendix 2.11 (hereinafter: “the Employees”) that will be employed by IOC as from January 1, 2008 while retaining continuity of rights, as set out in clause 4 below.

Land in the area of some 31 dunams in Petach Tikvah known as Parcel 2, in Block 6350 (hereinafter: “the Land”) that is sold to IOC at the price of NIS 3,702,720 as set out in the sale agreement of even date, signed contemporaneously with the execution of this Agreement, a copy of which is attached as Appendix 2.12. The consideration in respect of the Land was fixed based on the appraisal of an independent land appraiser, a copy of which appraisal is attached as Appendix 2.12(1).0

Value Added Tax, to the extent it applies in respect of the Activity, Assets, Obligations and Rights Transferred or any part thereof will be borne and paid by IOC.

3.	Declarations of the parties

Isramco declares and warrants as follows:

The Activity, Assets, Obligations and Rights Transferred will be transferred to IOC free and clear of all and any attachments, mortgages, charges or other right intended to secure payment.

Isramco’s board of directors has approved its entering under this Agreement.

There is nothing by law or agreement to prevent it from entering into this Agreement.

IOC declares and warrants as follows:

That it is well acquainted with the Activity, Assets, Obligations and Rights Transferred, that all the factual, legal, accounting and professional data relating to the transaction to which this Agreement relates are known and familiar to it, and has found them to be suitable for its needs and purposes, and subject to the truthfulness of Isramco’s declarations above, it is purchasing the Activity, Assets, Obligations and Rights Transferred “as is” on the date of the execution of this Agreement, and subject as provided in this Agreement, it neither has nor will have any claims and/or demands in connection with the Activity, Assets, Obligations and Rights Transferred.

There is nothing by law or agreement to prevent it from entering into this Agreement.

IOC’s board of directors as well as the Board of Naphtha has approved its entering into this Agreement.

4.	Employees

4.1
In consequence of the transfer of Isramco’s activity and assets to IOC as set out in this Agreement, it is agreed between the parties that from January 1, 2008 onwards, all the Employees (set out in Appendix 2.11) will be employed by IOC.

	4.2	The Employees will continue to carry out their duties on the same terms and continuity of their rights will be preserved.

4.3
IOC hereby undertakes that all the terms of their employment and the Employees’ remaining rights will be fully preserved in a manner whereby IOC will enter into Isramco’s shoes as employer in all respects.

4.4
Isramco will transfer managers insurance policy(ies) of the Employees (to the extent they exist) to IOC’s ownership. Isramco will pay IOC the amount of the liability for severance pay, recreation allowance and accrued vacation in respect of the Employees for the period culminating on December 31, 2007 that is not covered by deposits made in severance pay funds - see also clause 2.11 above.

	4.5	The parties undertake to sign any document and make any report that will be required in order to preserve continuity of the Employees’ rights and the terms of their employment.

5.	The Consideration and method of payment thereof

	5.1	As set out in clause 2 above, in consideration of the Activity, Assets, Obligations and Rights Transferred, IOC will pay Isramco the following amounts:

Asset	Consideration (in NIS )
Participation Units (clause 2.1 above)	47,846,832
Operation (clause 2.2 above)	1,580,000
Participation rights (1%) in the Samson Licence (clause 2.3 above)	4,358
Participation rights (1%) in the Hof Permit (clause 2.4 above)	6,750
Holdings in Isramco Oil and Gas Ltd., (clause 2.5 above)	(290,242)
The Fixed Assets (clause 2.6 above)	360,940
The Outstanding Liabilities (clause 2.7 above)	(721,067)
The Capital Note (clause 2.8 above)	722,300
Tradable Securities (clause 2.9 above)	3,110,500
Loans (clause 2.10 above)	(3,403,072)
Liabilities to the Employees (clause 2.11 above)	(434,873)
The Land (clause 2.12 above)	3,702,720
Total	52,485,146

(hereinafter: “the Consideration”)

5.2	The Consideration will be paid as follows:

	5.2.1	The sum of NIS 49,781,045 ($12,906,675), will be deemed to be full repayment of the IOC Loan (including accrued interest) in a manner whereby the IOC Loan will be fully repaid on December 31, 2007.

5.2.2
The balance of the Consideration in the sum of NIS 2,704,101 ($701,089), will be transferred at Isramco’s instruction, on December 31, 2007, to partially repay the interest that has accrued in respect of the Naphtha Loan.

5.3
Out of each amount paid according to this Agreement as repayment on account of interest in respect of loans that were taken by Isramco, tax at source will be deducted (if and to the extent it is required).

6.	Assets and Rights not Transferred to IOC

For the avoidance of any doubt, it is hereby agreed and declared that the following assets/rights are not included within the scope of the Activity, Assets, Obligations and Rights Transferred to IOC covered by this Agreement and which will remain the exclusive property of Isramco:

1.	Isramco’s rights of participation in the Med Yavneh holding at the rate of 0.4584%.
2.
Right to receive a royalty at the rate of 5% in relation to the container licences and grant of the Samson Licence which, as of the execution of this Agreement, has been assigned by Oil and Gas by complete and irrevocable final assignment to Isramco Inc.

3.	All the royalties of all and any kind whatsoever to which Isramco is entitled from various oil assets in Israel.

7.	Assignment of Isramco’s undertaking in connection with the provision of a bank guaranty:

Isramco declares and acknowledges that in its capacity of operator of the “Gad 1” Drill, it imported tools and parts for the purpose of the drill free of customs duty and that it provided to Customs Collection Jaffa, a bank guaranty of Bank Leumi le-Israel B.M. (hereinafter: “the Bank”), in the sum of NIS 1 million (hereinafter: “the Bank Guaranty”) to secure payments of customs duties in respect of those tools and parts, if and to the extent it transpires that no use will have been made thereof for purposes of the drilling and they will not be re-exported. Isramco is proceeding to file the necessary reports with the customs authorities in order to enable them to provide a release and cancel the Bank Guaranty, and to the best of its estimation, the Bank Guaranty will be returned and cancelled during a period not exceeding 12 months from the date of the execution of this Agreement.

Within the framework of the transaction to which this Agreement relates and in order to enable Isramco to conclude its activity in Israel and close its bank accounts, it has been agreed between the parties that Isramco will assign to IOC and IOC will assume Isramco’s liabilities towards the Bank in connection with the Bank Guaranty and will sign any document that will be required for that purpose, subject to Isramco’s indemnity undertaking set out in clause 7.3 hereof.

Isramco hereby finally and irrevocably undertakes to IOC to indemnify IOC in respect of any sum or expense that IOC will be liable for in connection with the Bank Guaranty, and the same to be paid by Isramco to IOC within 7 days of the date of IOC’s first demand.

8.	Miscellaneous

8.1
The parties undertake to sign any document that will be required, make any report to any competent authority and act to the extent necessary as required by law for the purpose of performing this Agreement and transferring the Assets Transferred from Isramco to IOC, including to the Register of Companies.

	8.2	This Agreement encompasses everything that has been agreed between the parties and the parties hereby acknowledge that save as herein provided, nothing has been verbally agreed between them.

8.3
No amendment, modification, addition or supplement will be made to this Agreement nor any waiver in relation to anything mentioned herein will be of any effect unless made in writing and signed by the parties.

8.4
No extension and/or concession and/or waiver will affect any of the rights of any of the parties nor will any waiver be deemed to be acquiescence or admission nor constitute any impediment to the exercise of any rights.

	8.5	Each party will bear the taxes and/or payments applicable to it, (to the extent they apply by law) in respect of this Agreement.

8.6
The addresses of the parties for the purpose of this Agreement are as set out at the head of this Agreement. Any notice sent by one party to the other by registered mail will be deemed to have been received after 72 hours have elapsed from the date of dispatch. Notices sent by fax or by messenger will be deemed to have been received upon the transfer or delivery thereof.

In witness whereof the parties have set their hands:

______________________	____________________________
Isramco Inc.	I.O.C - Israel Oil Company Ltd.

Addendum

Executed in Petach Tikvah, this 1st day of January, 2008

BETWEEN:  I.O.C - Israel Oil Company Ltd.,
of 8 Granite St., P.O.B. 10188,
Petach Tikvah 49002
(hereinafter: "IOC”)

of the one part

AND:             Isramco Inc.,
whose address for the purpose of this Agreement is:
c/o Naphtha, at 8 Granite St., P.O.B. 10188,
Petach Tikvah 49002
(hereinafter: "Isramco”)
of the other part

WHEREAS:

(1)	IOC and Isramco are consolidated companies of Naphtha;

(2)
An agreement was signed between the parties on December 31, 2007 whereby Isramco sold and transferred to IOC the activity in the assets, obligations and rights of Isramco’s Israeli branch (hereinafter: “the Principal Agreement”) the original of such Agreement being attached hereto as Appendix A.

(3)
Following the signature of the Principal Agreement it transpired that an error had occurred in the method in which (in the sixth recital) it had been noted that the IOC Loan as defined in the Principal Agreement was meant to be secured by a charge over Jay Petroleum’s assets (hereinafter: “Jay”) whereas in practice it was the loan that had been advanced by IOC’s parent company,  Naphtha Israel Oil Company Ltd., (hereinafter: “Naphtha”) to Isramco that was meant to be secured by a charge over Jay’s assets.

(4)	In consequence of the foregoing, the parties wish to amend the Principal Agreement as hereinafter set forth in this Addendum to the Agreement;

It is therefore declared, stipulated and agreed between the parties as follows:

1.	The preamble to the Addendum to this Agreement and the Appendices thereto constitute an integral part thereof.

2.
The sixth recital contained in the Principal Agreement will be replaced by the following:  “ For the purpose of financing the Five States Transaction Isramco took various loans including inter alia, a loan in the sum of $12 million from IOC (hereinafter: “the IOC Loan”) and a loan in the sum of $18.5 million from Naphtha that is meant to be secured by a charge over Jay Petroleum’s assets, a subsidiary of Isramco in the United States (hereinafter: “the Naphtha Loan”).

3.
The seventh recital contained in the Principal Agreement will be amended in a manner whereby the sentence: “In a manner whereby the proceeds in respect thereof will be applied in fully repaying the IOC Loan and the interest accrued thereon, and to partially repay the interest that has accrued in respect of the Naphtha Loan”, will be replaced by: “In a manner whereby the proceeds in respect thereof will be applied in partially repaying the Naphtha Loan and the interest that has accrued in respect thereof”.

4.	Clause 5.2 of the Principal Agreement will be replaced by the following:
	5.2	The Consideration will be paid as follows:

The full amount of the Consideration in its dollar value ($13,865.89) will be deemed to be partial repayment of the Naphtha Loan (including accrued interest) in a manner whereby the amount of the Consideration mentioned will be reduced on December 31, 2007 from the sum of the Naphtha Loan as of December 31, 2007.

5.	Following clause 5.3 will be added clause 5.4, as follows:
“5.4
IOC declares and acknowledges that it received the consent of Naphtha to that stated in clause 5.2 above and to Isramco being released from the undertaking to charge the Jay Assets in respect of the Naphtha Loan.”

6.	All the remaining terms and conditions of the Principal Agreement will remain in full force and effect.

In witness whereof the parties have set their hands:

______________________	____________________________
Isramco Inc.	I.O.C - Israel Oil Company Ltd.

We, the undersigned, Naphtha Oil Company Ltd., hereby confirm our consent to that stated in clause 5.2 of the Addendum to the above Agreement and hereby finally and irrevocably acknowledge our agreement to release Isramco from the undertaking to charge the Jay Assets in respect of the Naphtha Loan (as defined above) in a manner whereby to the extent the charge has yet to be registered over the Jay Assets pursuant to the loan agreement that was signed between us and Isramco in respect of the Naphtha Loan, Isramco is hereby released from the undertaking to register the same and if the charge has been registered, we will sign any document that will be required to cancel and remove the same.

__________________________
Naphtha Israel Oil Company Ltd.